SCHEDULE 14A INFORMATION
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AUTOZONE, INC.
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THIS FORM OF PROXY WILL BE FIRST MAILED TO STOCKHOLDERS ON OR ABOUT OCTOBER 22, 2007.

AUTOZONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 12, 2007

What:	Annual Meeting of Stockholders

When:	December 12, 2007, 8:30 a.m. Central Standard Time

Where:	J. R. Hyde III Store Support Center 123 South Front Street Memphis, Tennessee

Stockholders will vote regarding:	• Election of nine directors

• Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year

• The transaction of other business that may be properly brought before the meeting

Record Date:	Stockholders of record as of October 15, 2007, may vote at the meeting.

By order of the Board of Directors,

Harry L. Goldsmith
Secretary

Memphis, Tennessee
October 22, 2007

We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective and reliable alternatives to returning your proxy card by mail.

AutoZone, Inc.
123 South Front Street
Memphis, Tennessee 38103

Proxy Statement
for
Annual Meeting of Stockholders
December 12, 2007

The Meeting

The Annual Meeting of Stockholders of AutoZone, Inc. will be held at AutoZone’s executive offices, the J. R. Hyde III Store Support Center, 123 South Front Street, Memphis, Tennessee, at 8:30 a.m. CST on December 12, 2007.

About this Proxy Statement

Our Board of Directors has sent you this Proxy Statement to solicit your vote at the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Meeting. Please read it carefully.

In this Proxy Statement:

•	“AutoZone,” “we,” and “the Company” mean AutoZone, Inc., and

•	“Annual Meeting” or “Meeting” means the Annual Meeting of Stockholders to be held on December 12, 2007, at 8:30 a.m. CST at the J. R. Hyde III Store Support Center, 123 South Front Street, Memphis, Tennessee.

AutoZone will pay all expenses incurred in this proxy solicitation. In addition to mailing this Proxy Statement to you, we also may make additional solicitations in person, by telephone, facsimile, e-mail, or other forms of communication. Brokers, banks, and others who hold our stock for beneficial owners will be reimbursed by us for their expenses related to forwarding our proxy materials to the beneficial owners.

This Proxy Statement is first being mailed on or about October 22, 2007.

Information about Voting

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to vote on the following proposals:

1. to elect nine directors;

2. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year.

Stockholders also will transact any other business that may be properly brought before the Meeting.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is October 15, 2007. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that can be voted at the Meeting is our common stock. Each share of common stock is entitled to one vote on all matters that come before the Meeting. At the close of business on the record date, October 15, 2007, we had 64,914,833 shares of common stock outstanding.

How do I vote my shares?

You may vote your shares in person or by proxy:

By Proxy:  You can vote by telephone, on the Internet or by mail. We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective, and reliable alternatives to returning your proxy card by mail.

1. By Telephone:  You may submit your voting instructions by telephone by following the instructions printed on the enclosed proxy card. If you submit your voting instructions by telephone, you do not have to mail in your proxy card.

2. On the Internet:  You may vote on the Internet by following the instructions printed on the enclosed proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

3. By Mail:  If you properly complete and sign the enclosed proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

In Person:  You may attend the Annual Meeting and vote in person. If you are a registered holder of your shares (if you hold your stock in your own name), you need only attend the Meeting. However, if your shares are held in an account by a broker, you will need to present a written consent from your broker permitting you to vote the shares in person at the Annual Meeting.

What if I have shares in the AutoZone Employee Stock Purchase Plan?

If you have shares in an account under the AutoZone Employee Stock Purchase Plan, you have the right to vote the shares in your account. To do this you must sign and timely return the proxy card you received with this Proxy Statement, or grant your proxy by telephone or over the Internet by following the instructions on the proxy card.

How will my vote be counted?

Your vote for your shares will be cast as you indicate on your proxy card. If you sign your card without indicating how you wish to vote, your shares will be voted FOR our nominees for director, FOR Ernst & Young LLP as independent registered public accounting firm, and in the proxies’ discretion on any other matter that may properly be brought before the Meeting or any adjournment of the Meeting.

The votes will be tabulated and certified by our transfer agent, Computershare. A representative of Computershare will serve as the inspector of election.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy at any time before it is voted at the Meeting by:

•	giving written notice to our Secretary that you have revoked the proxy, or

•	providing a later-dated proxy.

Any written notice should be sent to the Secretary at 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103.

How many shares must be present to constitute a quorum for the Meeting?

Holders of a majority of the shares of the voting power of the Company’s stock must be present in person or by proxy in order for a quorum to be present. If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Meeting, without notice other than announcement at the Meeting, until a quorum is present or represented. Any business which could have been transacted at the Meeting as originally scheduled can be conducted at the adjourned meeting.

THE PROPOSALS

PROPOSAL 1 — Election of Directors

Nine directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders in 2008. Directors are elected by a plurality, so the nine persons nominated for director and receiving the most votes will be elected. Pursuant to AutoZone’s Corporate Governance Principles, however, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such resignation.

Abstentions and broker non-votes have no effect on the election of directors. (“Broker non-votes” are shares held by banks or brokers on behalf of their customers that are represented at the Meeting but are not voted.)

The Board of Directors recommends that the stockholders vote FOR each of these nominees. These nominees have consented to serve if elected. Should any nominee be unavailable to serve, your proxy will be voted for the substitute nominee recommended by the Board of Directors, or the Board of Directors may reduce the number of directors on the Board.

Each of the nominees named below was elected a director at the 2006 annual meeting.

Nominees

The nominees are:

Charles M. Elson, 47, has been a director since 2000. He has been the Edgar S. Woolard, Jr. Professor of Corporate Governance since 2000 and is the Director of the Weinberg Center for Corporate Governance at the University of Delaware. He is also of counsel to Holland & Knight LLP. Mr. Elson is also a director of HealthSouth Corporation.

Sue E. Gove, 49, has been a director since 2005. She has been a consultant for Prentice Capital Management, LP since June 2006, and was a consultant for Alvarez and Marsal Business Consulting, L.L.C. from April 2006 to March 2007. She was Executive Vice President and Chief Operating Officer of Zale Corporation from 2002 to March 2006 and a director of Zale Corporation from 2004 to 2006. She was Executive Vice President, Chief Financial Officer of Zale Corporation from 1998 to 2002 and remained in the position of Chief Financial Officer until 2003.

Earl G. Graves, Jr., 45, has been a director since 2002. He has been the President and Chief Executive Officer of Earl G. Graves Publishing Company, publisher of Black Enterprise magazine, since January 2006, and was President and Chief Operating Officer from 1998 to 2006. Mr. Graves has been employed by the same company in various capacities since 1988.

N. Gerry House, 60, has been a director since 1996. She has been the President and Chief Executive Officer of the Institute for Student Achievement since 2000. Previously, she was the Superintendent of the Memphis, Tennessee City School System since 1992.

J. R. Hyde, III, 64, has been a director since 1986 and was non-executive Chairman of the Board from 2005 until June 2007. He has been the President of Pittco, Inc., an investment company, since 1989 and has been the Chairman of the Board and a director of GTx, Inc., a biotechnology, pharmaceutical company since 2000. Mr. Hyde was AutoZone’s Chairman from 1986 to 1997 and its Chief Executive Officer from 1986 to 1996. He was Chairman and Chief Executive Officer of Malone & Hyde, AutoZone’s former parent company, until 1988. Mr. Hyde is also a director of FedEx Corporation.

W. Andrew McKenna, 61, has been a director since 2000 and was elected Lead Director in June 2007. He is a private investor and is a director of Danka Business Systems PLC. Until his retirement in 1999, he had held various positions with The Home Depot, Inc., including Senior Vice President-Strategic

Business Development from 1997 to 1999; President, Midwest Division from 1994 to 1997; and Senior Vice President-Corporate Information Systems from 1990 to 1994. He was also President of SciQuest.com, Inc. in 2000.

George R. Mrkonic, Jr., 55, has been a director since June 2006. He served as Vice Chairman of Borders Group, Inc. from 1994 to 2002. He has held senior level executive positions with W.R. Grace and Company, Herman’s World of Sporting Goods, EyeLab, Inc., and Kmart Specialty Retail Group. He is also a director of Brinker International, Inc. and Nashua Corporation.

William C. Rhodes, III, 42, was elected Chairman in June 2007. He has been President, Chief Executive Officer, and a director since 2005. Prior to his appointment as President and Chief Executive Officer, Mr. Rhodes was Executive Vice President — Store Operations and Commercial. Prior to fiscal 2005, he had been Senior Vice President — Supply Chain and Information Technology since fiscal 2002, and prior thereto had been Senior Vice President — Supply Chain since 2001. Prior to that time, he served in various capacities within the Company, including Vice President — Stores in 2000, Senior Vice President — Finance and Vice President — Finance in 1999 and Vice President — Operations Analysis and Support from 1997 to 1999. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young, LLP.

Theodore W. Ullyot, 40, has been a director since December 2006. He has been the Executive Vice President and General Counsel of ESL Investments, Inc., a private investment firm, since October 2005. He was Chief of Staff to former U.S. Attorney General Alberto R. Gonzales in 2005, after serving in the White House from January 2003 to January 2005 as a Deputy Assistant to President George W. Bush and as Associate Counsel. From January 2001 to January 2003, Mr. Ullyot served as a lawyer for AOL Time Warner Inc., beginning in New York as Vice President and Associate General Counsel and then in London as the General Counsel of AOL Time Warner Europe. Earlier in his career, Mr. Ullyot was a litigation and antitrust attorney at Kirkland & Ellis LLP, and a law clerk to Supreme Court Justice Antonin Scalia.

Independence

How many independent directors does AutoZone have?

Our Board of Directors has determined that seven of our current nine directors are independent: Charles M. Elson, Sue E. Gove, Earl G. Graves, Jr., N. Gerry House, W. Andrew McKenna, George R. Mrkonic, Jr., and Theodore W. Ullyot. All of these directors meet the independence standards of our Corporate Governance Principles and the New York Stock Exchange listing standards.

How does AutoZone determine whether a director is independent?

In accordance with AutoZone’s Corporate Governance Principles, a director is considered independent if the director:

•	has not been employed by AutoZone within the last five years;

•	has not been employed by AutoZone’s independent auditor in the last five years;

•	is not, and is not affiliated with a company that is, an adviser, or consultant to AutoZone or a member of AutoZone’s senior management;

•	is not affiliated with a significant customer or supplier of AutoZone;

•	has no personal services contract with AutoZone or with any member of AutoZone’s senior management;

•	is not affiliated with a not-for-profit entity that receives significant contributions from AutoZone;

•	within the last three years, has not had any business relationship with AutoZone for which AutoZone has been or will be required to make disclosure under Rule 404(a) or (b) of Regulation S-K of the Securities and Exchange Commission as currently in effect;

•	receives no compensation from AutoZone other than compensation as a director;

•	is not employed by a public company at which an executive officer of AutoZone serves as a director;

•	has not had any of the relationships described above with any affiliate of AutoZone; and

•	is not a member of the immediate family of any person with any relationships described above.

In determining whether any business or charity affiliated with one of our directors did a significant amount of business with AutoZone, our Board has established that any payments from either party to the other exceeding 1% of either party’s revenues would disqualify a director from being independent.

In determining the independence of our directors, the Board considers relationships involving directors and their immediate family members that are relevant under applicable laws and regulations, the listing standards of the New York Stock Exchange, and the standards contained in our Corporate Governance Principles (listed above). The Board relies on information from Company records and questionnaires completed annually by each director.

As part of its most recent independence determinations, the Board noted that AutoZone does not have, and did not have during fiscal 2007, commercial relationships with companies at which Board members served as officers or directors, or in which Board members or their immediate family members held an aggregate of 10% or more direct or indirect interest. The Board considered the fact that Mr. Ullyot is Executive Vice President and General Counsel of ESL Investments, Inc., which beneficially owns 33.9% of AutoZone’s outstanding stock. ESL Investments, Inc., with its affiliates, is a substantial stockholder of Sears Holding Corporation. During fiscal 2007, Sears Holding Corporation did business with AutoZone in arm’s length transactions which were not, individually or cumulatively, material to either AutoZone or Sears Holding Corporation. The Board also reviewed donations made by the Company to not-for-profit organizations with which Board members or their immediate family members were affiliated by membership or service or as directors or trustees.

Based on its review of the above matters, the Board determined that none of Messrs. Elson, Graves, McKenna, Mrkonic, or Ullyot or Mmes. Gove and House has a material relationship with the Company and that all of them are independent within the meaning of the AutoZone Corporate Governance Principles and applicable law and listing standards.

Corporate Governance Documents

Our Board of Directors has adopted Corporate Governance Principles; charters for its Audit, Compensation and Nominating & Corporate Governance Committees; a Code of Business Conduct & Ethics for directors, officers and employees of AutoZone; and a Code of Ethical Conduct for Financial Executives. Each of these documents is available on our corporate website at www.autozoneinc.com and is also available, free of charge, in print to any stockholder who requests it.

Meetings and Attendance

How many times did AutoZone’s Board of Directors meet during the last fiscal year?

During the 2007 fiscal year, the Board of Directors held eight meetings.

Did any of AutoZone’s directors attend fewer than 75% of the meetings of the Board and their assigned committees?

All nine of our directors attended at least 75% of the meetings of the Board of Directors and their assigned committees during the fiscal year.

What is AutoZone’s policy with respect to directors’ attendance at the Annual Meeting?

As a general matter, all directors are expected to attend our Annual Meetings. At our 2006 Annual Meeting, all directors and nominees for director were present.

Do AutoZone’s non-management directors meet regularly in executive session?

The non-management members of our Board of Directors regularly meet in executive sessions in conjunction with each regularly scheduled Board meeting. Prior to June 2007, our then non-executive Chairman, Mr. Hyde, presided, and now our Lead Director, Mr. McKenna, presides at these sessions.

Committees of the Board

What are the standing committees of AutoZone’s Board of Directors?

AutoZone’s Board has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each consisting only of independent directors.

Audit Committee

What is the function of the Audit Committee?

The Audit Committee is responsible for:

•	the integrity of the Company’s financial statements,

•	the independent auditor’s qualification, independence and performance,

•	the performance of the Company’s internal audit function, and

•	the Company’s compliance with legal and regulatory requirements.

The Committee performs its duties by:

•	evaluating, appointing or dismissing, determining compensation for, and overseeing the work of the independent public accounting firm employed to conduct the annual audit, which reports to the Committee;

•	pre-approving all audit and permitted non-audit services performed by the independent auditor, considering issues of auditor independence;

•	conducting periodic reviews with Company officers, management, independent auditors, and the internal audit function;

•	reviewing and discussing with management and the independent auditor the Company’s annual audited financial statements, quarterly financial statements, internal controls report and the independent auditor’s attestation thereof, and other matters related to the Company’s financial statements and disclosures;

•	overseeing the Company’s internal audit function;

•	reporting periodically to the Board and making appropriate recommendations; and

•	preparing the report of the Committee required to be included in the annual proxy statement.

Who are the members of the Audit Committee?

The Audit Committee consists of Ms. Gove, Mr. Graves, Mr. Mrkonic and Mr. McKenna (Chairman).

Are all of the members of the Audit Committee independent?

Yes, the Audit Committee consists entirely of independent directors under the standards of AutoZone’s Corporate Governance Principles and the listing standards of the New York Stock Exchange.

Does the Audit Committee have an Audit Committee Financial Expert?

The Board has determined that Ms. Gove, Mr. McKenna and Mr. Mrkonic each meet the qualifications of an audit committee financial expert as defined by the Securities and Exchange Commission. All members of the Audit Committee meet the New York Stock Exchange definition of financial literacy.

How many times did the Audit Committee meet during the last fiscal year?

During the 2007 fiscal year, the Audit Committee held eleven meetings.

Where can I find the charter of the Audit Committee?

The Committee’s charter is available on our corporate website at www.autozoneinc.com and is also available, free of charge, in print to any stockholder who requests it.

Compensation Committee

What is the function of the Compensation Committee?

The Compensation Committee has the authority, based on its charter and the AutoZone Corporate Governance Principles, to:

•	review and approve AutoZone’s compensation objectives;

•	review and approve the compensation programs, plans and awards for executive officers, including recommending equity-based plans for stockholder approval;

•	act as administrator as may be required by AutoZone’s short- and long-term incentive plans and other stock or stock-based plans; and

•	review the compensation of AutoZone’s non-employee directors from time to time and recommend to the full Board any changes that the Committee deems necessary.

The Committee may appoint subcommittees from time to time with such responsibilities as it may deem appropriate; however, the committee may not delegate its authority to any other persons.

AutoZone’s processes and procedures for the consideration and determination of executive compensation, including the role of the Compensation Committee and compensation consultants, are described in the “Compensation Discussion and Analysis” on page 17.

Who are the members of the Compensation Committee?

The Compensation Committee consists of Dr. House, Mr. McKenna, Mr. Mrkonic and Mr. Ullyot (Chairman), all of whom are independent directors under the standards of AutoZone’s Corporate Governance Principals and the listing standards of the New York Stock Exchange.

How many times did the Compensation Committee meet during the last fiscal year?

During the 2007 fiscal year, the Compensation Committee held three meetings.

Where can I find the charter of the Compensation Committee?

The Committee’s charter is available on our corporate website at www.autozoneinc.com and is also available, free of charge, in print to any stockholder who requests it.

Nominating and Corporate Governance Committee

What is the function of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee ensures that:

•	qualified candidates are presented to the Board of Directors for election as directors;

•	the Board of Directors has adopted appropriate corporate governance principles that best serve the practices and objectives of the Board of Directors; and

•	AutoZone’s Articles of Incorporation and Bylaws are structured to best serve the interests of the stockholders.

Who are the members of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee consists of Mr. Elson (Chairman), Ms. Gove, Mr. Graves and Dr. House, all of whom are independent directors under the standards of AutoZone’s Corporate Governance Principals and the listing standards of the New York Stock Exchange.

How many times did the Nominating and Corporate Governance Committee meet during the last fiscal year?

During the 2007 fiscal year, the Nominating and Corporate Governance Committee held four meetings.

Where can I find the charter of the Nominating and Corporate Governance Committee?

The Committee’s charter is available on our corporate website at www.autozoneinc.com and is also available, free of charge, in print to any stockholder who requests it.

Director Nomination Process

What is the Nominating and Corporate Governance Committee’s policy regarding consideration of director candidates recommended by stockholders? How do stockholders submit such recommendations?

The Nominating and Corporate Governance Committee’s policy is to consider director candidate recommendations from stockholders if they are submitted in writing to AutoZone’s Secretary, accompanied by the biographical and business experience information regarding the nominee and the other information required by Article III, Section 1 of AutoZone’s Fourth Amended and Restated Bylaws (“Bylaws”). Copies of the Bylaws will be provided upon written request to AutoZone’s Secretary and are also available on AutoZone’s corporate website at www.autozoneinc.com.

What qualifications must a nominee have in order to be recommended by the Nominating and Corporate Governance Committee for a position on the Board?

The Board believes each individual director should possess certain personal characteristics, and that the Board as a whole should possess certain core competencies. Such personal characteristics are integrity and accountability, informed judgment, financial literacy, mature confidence, high performance standards, and passion. Core competencies of the Board as a whole are accounting and finance, business judgment, management expertise, crisis response, industry knowledge, international markets, strategy and vision. These characteristics and competencies are set forth in more detail in AutoZone’s Corporate Governance Principles, which are available on AutoZone’s corporate website at www.autozoneinc.com.

How does the Nominating and Corporate Governance Committee identify and evaluate nominees for director?

Prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee considers incumbent directors and other qualified individuals as potential director nominees. In evaluating a potential nominee, the Nominating and Corporate Governance Committee considers the personal characteristics described above, and also reviews the composition of the full Board to determine the areas of expertise and core competencies needed to enhance the function of the Board. The Committee may also consider other factors such as the size of the Board, whether a candidate is independent, how many other public company directorships a candidate holds, and the listing standards requirements of the New York Stock Exchange.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying potential nominees for director. Candidates may come to the attention of the Committee through current Board members, stockholders or other persons. The Nominating and Corporate Governance Committee may retain a search firm or other consulting firm from time to time to identify potential nominees. Nominees recommended by stockholders in accordance with the procedure described above, i.e., submitted in writing to AutoZone’s Secretary, accompanied by the biographical and business experience information regarding the nominee and the other information required by Article III, Section 1 of the Bylaws, will receive the same consideration as the Committee’s nominees.

Procedure for Communication with the Board of Directors

How can stockholders and other interested parties communicate with the Board of Directors?

Stockholders and other interested parties may communicate with the Board of Directors by writing to the Board, to any individual director or to the non-management directors as a group c/o Secretary, AutoZone, Inc., 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103. All such communications will be forwarded unopened to the addressee. Communications addressed to the Board of Directors or to the non-management directors as a group will be forwarded to Charles M. Elson and communications addressed to a committee of the Board will be forwarded to the chairman of that committee.

Compensation of Directors

Director Compensation Table

This table shows the compensation paid to our non-employee directors during the 2007 fiscal year. No amounts were paid to our non-employee directors during the 2007 fiscal year that would be classified as “Non-Incentive Plan Compensation,” “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” or “All Other Compensation,” so these columns have been omitted from the table.

	Fees
	Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
	($)	($)	($)	($)
Name(1)	(2)	(3)	(4)	(5)

Charles M. Elson	24,738	24,738	82,436	131,912
Sue E. Gove	20,000	19,714	60,703	100,417
Earl G. Graves, Jr.	21,983	21,983	51,008	94,974
N. Gerry House	21,983	21,983	82,436	126,402
J.R. Hyde, III	21,983	21,983	82,436	126,402
Edward S. Lampert(6)	5,589	5,589	161,958	173,136
W. Andrew McKenna	27,754	27,754	82,436	137,944
George R. Mrkonic, Jr.	21,983	21,983	57,350	101,316
Theodore W. Ullyot(7)	15,740	15,740	34,929	66,409

(1)	William C. Rhodes, III, our Chairman, President and Chief Executive Officer, serves on the Board but does not receive any compensation for his service as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 24.

(2)	Under the AutoZone, Inc. 2003 Director Compensation Plan, non-employee directors receive at least 50% of their annual retainer fees and committee chairmanship fees in AutoZone common stock or in Stock Units (units with value equivalent to the value of shares of AutoZone common stock as of the grant date). They may elect to receive up to 100% of the fees in stock and/or to defer all or part of the fees in Stock Units. This column represents the 50% of the fees that were paid in cash or which the director elected to receive in stock or Stock Units during fiscal 2007. The stock and stock unit amounts reflect the dollar amounts recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). See Note B, Share-Based Compensation, to our consolidated financial statements in our 2007 Annual Report for a discussion of our accounting for share-based awards and the assumptions used. The other 50% of the fees, which were required to be paid in stock or Stock Units, are included in the amounts in the “Stock Awards” column.

(3)	The “Stock Awards” column represents the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123(R) for awards of common stock under the Director Compensation

Plan during fiscal 2007, and awards of common stock and Stock Units under the Director Compensation Plan and its predecessor, the 1998 Director Compensation Plan, prior to fiscal 2007. See Note B, Share-Based Compensation, to our consolidated financial statements in our 2007 Annual Report for a discussion of our accounting for share-based awards and the assumptions used. The aggregate number of outstanding Stock Units held by each director and the grant date fair value of each stock award made during fiscal 2007 are shown in the following footnote 4. See “Security Ownership of Management” on page 15 for more information about our directors’ stock ownership.

(4)	The “Option Awards” column represents the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123(R) for stock options awarded under the AutoZone, Inc. 2003 Director Stock Option Plan and its predecessor, the 1998 Director Stock Option Plan. It includes amounts from awards granted in and prior to fiscal 2007. See Note B, Share-Based Compensation, to our consolidated financial statements in our 2007 Annual Report for a discussion of our accounting for share-based awards and the assumptions used. As of August 25, 2007, each non-employee director had the following aggregate number of outstanding Stock Units and stock options:

	Stock	Stock
	Units	Options*
Director	(#)	(#)

Charles M. Elson	2,784	24,608
Sue E. Gove	280	6,715
Earl G. Graves, Jr.	2,411	13,282
N. Gerry House	4,326	25,500
J.R. Hyde, III	6,560	26,500
Edward S. Lampert	—	—
W. Andrew McKenna	4,247	24,955
George R. Mrkonic, Jr.	460	6,857
Theodore W. Ullyot	255	4,578

* Includes vested and unvested stock options.

The following table shows the grant date fair value of each stock award and each stock option award made during fiscal 2007 computed in accordance with SFAS 123(R). Stock award values are determined using the Black-Scholes option pricing model. See Note B, Share-Based Compensation, to our consolidated financial statements in our 2007 Annual Report for a discussion of our accounting for share-based awards and the assumptions used.

		Grant Date Fair	Grant Date Fair
		Value of Stock	Value of Option
		Awards	Awards
Name	Grant Date	($)	($)

Charles M. Elson	9/1/2006	11,251
	12/1/2006	11,249
	1/1/2007		19,580
	3/1/2007	11,252
	6/1/2007	11,254

Sue E. Gove	9/1/2006	4,966
	12/1/2006	4,985
	1/1/2007		9,790
	3/1/2007	4,881
	6/1/2007	4,882

Earl G. Graves, Jr.	9/1/2006	9,996
	12/1/2006	10,003
	1/1/2007		19,580
	3/1/2007	10,001
	6/1/2007	9,995

N. Gerry House	9/1/2006	9,996
	12/1/2006	10,003
	1/1/2007		19,580
	3/1/2007	10,001
	6/1/2007	9,995

J.R. Hyde, III	9/1/2006	9,996
	12/1/2006	10,003
	1/1/2007		19,580
	3/1/2007	10,001
	6/1/2007	9,995

Edward S. Lampert	9/1/2006	9,996
	12/1/2006	1,246

W. Andrew McKenna	9/1/2006	12,497
	12/1/2006	12,495
	1/1/2007		19,580
	3/1/2007	12,391
	6/1/2007	12,461

George R. Mrkonic, Jr.	9/1/2006	9,996
	12/1/2006	10,003
	1/1/2007		19,580
	3/1/2007	10,001
	6/1/2007	9,995

Theodore W. Ullyot	1/1/2007		9,790
	3/1/2007	21,003
	6/1/2007	11,254

(5)	The “Total” column is different than total compensation actually paid to our directors in fiscal 2007. See footnotes 3 and 4 above.

(6)	Mr. Lampert retired from the Board in December, 2006. According to the 2003 Director Stock Option Plan, the vesting of Mr. Lampert’s unvested stock option grants was accelerated over a term of 30 days.

(7)	Mr. Ullyot joined the Board in December, 2006.

Narrative Accompanying Director Compensation Table

Current Compensation Structure

Annual Retainer Fees.  All non-employee directors are paid an annual retainer of $40,000, with the Audit Committee chairman receiving an additional $10,000 and the chairmen of the Compensation and Nominating and Corporate Governance committees each receiving an additional $5,000 per year. There are no meeting fees.

Director Compensation Plan.  Under the AutoZone, Inc. 2003 Director Compensation Plan (the “Director Compensation Plan”), a non-employee director may receive no more than one-half of the annual fees in cash — the remainder must be taken in common stock. The director may elect to receive up to 100% of the fees in stock or to defer all or part of the fees in units with value equivalent to the value of shares of AutoZone Common Stock (“Stock Units”). Unless deferred, the annual fees are payable in advance in equal quarterly installments on September 1, December 1, March 1, and June 1 of each year, at which time each director receives cash and/or shares of common stock in the amount of one-fourth of the annual fees. The number of shares issued is determined by dividing the amount of the fee payable in shares by the fair market value of the shares as of the grant date.

If a director defers any portion of the annual fees in the form of Stock Units, then on September 1, December 1, March 1, and June 1 of each year, AutoZone will credit a unit account maintained for the director with a number of Stock Units determined by dividing the amount of the fees by the fair market value of the shares as of the grant date. Upon the director’s termination of service, he or she will receive the number of shares of common stock with which his or her unit account is credited, either in a lump sum or installments, as elected by the director under the Director Compensation Plan.

Director Stock Option Plan.  Under the AutoZone, Inc. 2003 Director Stock Option Plan (the “Director Stock Option Plan”), each non-employee director receives an option to purchase 1,500 shares of common stock on January 1 of each year, and each director who owns common stock or Stock Units worth at least five times the annual retainer fee receives an additional option to purchase 1,500 shares. In addition, each new director receives an option to purchase 3,000 shares upon election to the Board, plus a portion of the annual directors’ option grant prorated for the portion of the year served in office. These stock option grants are made at the fair market value of the common stock as of the grant date, defined in the plan as the average of the highest and lowest prices quoted for the common stock on the New York Stock Exchange on the business day immediately prior to the grant date. They become fully vested and exercisable on the third anniversary of the date of grant, or the date on which the director ceases to be a director of AutoZone, whichever occurs first.

Changes Effective January 1, 2008

The Board of Directors has approved the following changes to AutoZone’s director compensation structure effective January 1, 2008.

Annual Retainer Fees.  Beginning January 1, 2008, non-employee directors will be able to choose each year between two compensation options. A director electing the first option will receive the same retainer fee as is currently paid, i.e., an annual base retainer of $40,000 (the “Base Retainer”). A director electing the second option will receive, in addition to the Base Retainer, an annual supplemental retainer in the amount of $35,000 (the “Supplemental Retainer”), but will receive a smaller annual stock option award under the Director Stock Option Plan.

Director Compensation Plan.  The Base Retainer and the Supplemental Retainer, if applicable, plus any chairman fees will be paid through the Director Compensation Plan, so that at least one-half of these fees will be paid in common stock, and the director may elect to receive up to 100% of the fees in stock or to defer all or part of the fees in Stock Units.

Director Stock Option Plan.  The Director Stock Option Plan will be amended so that directors who elect to be paid only the Base Retainer will receive, on January 1 during their first two years of service as a director, an option to purchase 3,000 shares of AutoZone common stock. After the first two years, such directors will receive, on January 1 of each year, an option to purchase 1,500 shares of common stock, and each such director who owns common stock or Stock Units worth at least five times the Base Retainer will receive an additional option to purchase 1,500 shares. Directors electing to be paid the Supplemental Retainer will receive, on January 1 during their first two years of service as a director, an option to purchase 2,000 shares of AutoZone common stock. After the first two years, such directors will receive, on January 1 of each year, an option to purchase 500 shares of common stock, and each such director who owns common stock or Stock Units worth at least five times the Base Retainer will receive an additional option to purchase 1,500 shares.

The changes in the grants during a director’s first two years of service will not apply to any director who was a member of the Board as of June 6, 2007.

Predecessor Plans

The AutoZone, Inc. Second Amended and Restated Director Compensation Plan and the AutoZone, Inc. Fourth Amended and Restated 1998 Director Stock Option Plan were terminated in December 2002 and were replaced by the Director Compensation Plan and the Director Stock Option Plan. However, grants made under those plans continue in effect under the terms of the grant made and are included in the aggregate awards outstanding shown above.

Stock Ownership Requirement

The Board has established a stock ownership requirement for non-employee directors. Within three years of joining the Board, each director must personally invest at least $100,000 in AutoZone stock. Shares and Stock Units issued under the Director Compensation Plan count toward this requirement.

PROPOSAL 2 — Ratification of Independent Registered Public Accounting Firm

Ernst & Young LLP, our independent auditor for the past twenty fiscal years, has been selected by the Audit Committee to be AutoZone’s independent registered public accounting firm for the 2008 fiscal year. Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they so desire and to answer any appropriate questions.

The Audit Committee recommends that you vote FOR ratification of Ernst & Young LLP as AutoZone’s independent registered public accounting firm. For ratification, the firm must receive more votes in favor of ratification than votes cast against. Abstentions and broker non-votes will not be counted as voting either for or against the firm. However, the Audit Committee is not bound by a vote either for or against the firm. The Audit Committee will consider a vote against the firm by the stockholders in selecting our independent registered public accounting firm in the future.

During the past two fiscal years, the aggregate fees for professional services rendered by Ernst & Young LLP were as follows:

	2007		2006

Audit Fees	$1,365,436		$1,251,004
Audit-Related Fees	—		—
Tax Fees	68,388	(1)	6,000	(2)
All Other Fees	—		—

(1)	Tax Fees for 2007 were for assistance with international and domestic federal, state and local transfer pricing.

(2)	Tax Fees for 2006 were for assistance related to our Mexican subsidiaries.

The Audit Committee pre-approves all services performed by the independent registered public accounting firm under the terms contained in the Audit Committee charter, a copy of which can be obtained at our website at www.autozoneinc.com. The Audit Committee pre-approved 100% of the services provided by

Ernst & Young LLP during the 2007 and 2006 fiscal years. The Audit Committee considers the services listed above to be compatible with maintaining Ernst & Young LLP’s independence.

Audit Committee Report

The Audit Committee of AutoZone, Inc., has reviewed and discussed AutoZone’s audited financial statements for the year ended August 25, 2007, with AutoZone’s management. In addition, we have discussed with Ernst & Young LLP, AutoZone’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, the Sarbanes-Oxley Act of 2002, and the charter of the Committee.

The Committee also has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, and we have discussed with Ernst & Young LLP their independence from the Company and its management. The Committee has discussed with AutoZone’s management and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

As a result of our review and discussions, we have recommended to the Board of Directors the inclusion of AutoZone’s audited financial statements in the annual report for the fiscal year ended August 25, 2007, on Form 10-K for filing with the Securities and Exchange Commission.

While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that AutoZone’s financial statements are complete, accurate, or in accordance with generally accepted accounting principles; AutoZone’s management and the independent auditor have this responsibility. Nor does the Audit Committee have the duty to assure compliance with laws and regulations and the policies of the Board of Directors.

W. Andrew McKenna (Chairman)
Sue E. Gove
Earl G. Graves, Jr.
George R. Mrkonic, Jr.

The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Other Matters

We do not know of any matters to be presented at the Annual Meeting other than those discussed in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, your proxies will be able to vote those matters in their discretion.

OTHER INFORMATION

Security Ownership of Management

This table shows the beneficial ownership of common stock by each director, the Principal Executive Officer, the Principal Financial Officer and the other three most highly compensated executive officers, and all current directors and executive officers as a group. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and invest the shares shown.

	Beneficial Ownership
	As of October 15, 2007
		Ownership
Name of Beneficial Owner	Shares	Percentage

Charles M. Elson(1)	24,509	*
Sue E. Gove(2)	1,603	*
Earl G. Graves, Jr.(3)	9,776	*
N. Gerry House(4)	22,022	*
J. R. Hyde, III(5)	613,327	*
W. Andrew McKenna(6)	36,501	*
George R. Mrkonic, Jr.(7)	3,043	*
William C. Rhodes, III(8)	225,987	*
Theodore W. Ullyot(9)	348	*
William T. Giles(10)	16,364	*
Harry L. Goldsmith(11)	143,380	*
Robert D. Olsen(12)	225,632	*
James A. Shea(13)	35,682	*
All current directors and executive officers as a group (19 persons)(14)	1,524,770	2.3%

*	Less than 1%.

(1)	Includes 2,877 shares that may be acquired immediately upon termination as a director by conversion of Stock Units and 15,608 shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 15, 2007.

(2)	Includes 280 shares that may be acquired immediately upon termination as a director by conversion of Stock Units.

(3)	Includes 2,494 shares that may be acquired immediately upon termination as a director by conversion of Stock Units and 7,282 shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 15, 2007.

(4)	Includes 4,409 shares that may be acquired immediately upon termination as a director by conversion of Stock Units and 16,500 shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 15, 2007.

(5)	Includes 211,175 shares held by a charitable foundation for which Mr. Hyde is an officer and a director and for which he shares investment and voting power, 6,642 shares that may be acquired immediately upon termination as a director by conversion of Stock Units, and 17,500 shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 15, 2007. Does not include 2,000 shares owned by Mr. Hyde’s wife.

(6)	Includes 4,247 shares that may be acquired immediately upon termination as a director by conversion of Stock Units and 15,955 shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 15, 2007.

(7)	Includes 543 shares that may be acquired immediately upon termination as a director by conversion of Stock Units.

(8)	Includes 217,750 shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 15, 2007.

(9)	Includes 348 shares that may be acquired immediately upon termination as a director by conversion of Stock Units. Mr. Ullyot is the Executive Vice President and General Counsel of ESL Investments, Inc. Mr Ullyot disclaims beneficial ownership of all shares owned by a group consisting of affiliates of ESL Investments, Inc. See footnote 1 under Security Ownership of Certain Beneficial Owners, below.

(10)	Includes 16,250 shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 15, 2007.

(11)	Includes 133,500 shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 15, 2007, and 1,400 shares held by trusts for which Mr. Goldsmith is a beneficiary.

(12)	Includes 206,000 shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 15, 2007.

(13)	Includes 35,000 shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 15, 2007, and 150 shares owned by Mr. Shea’s wife.

(14)	Includes 21,840 shares that may be acquired immediately upon termination as a director by conversion of stock appreciation rights and 843,445 shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 15, 2007.

Security Ownership of Certain Beneficial Owners

The following entities are known by us to own more than five percent of our outstanding common stock:

Name and Address		Ownership
of Beneficial Owner	Shares	Percentage

ESL Partners, L.P.(1) 200 Greenwich Avenue Greenwich, CT 06830	22,028,940	33.9%
State Street Bank and Trust Company(2) 225 Franklin Street Boston, MA 02110	3,506,367	5.4%
D.E. Shaw & Co., L.P.(3) 120 W. 45th Street Tower 45, 39th Floor New York, NY 10036	3,367,573	5.2%

(1)	The shares deemed beneficially owned by ESL Partners, L.P. are owned by a group consisting of ESL Partners, L.P., a Delaware limited partnership, ESL Institutional Partners, L.P., a Delaware limited partnership, ESL Investors, L.L.C., a Delaware limited liability company, Acres Partners, L.P., a Delaware limited partnership, RBS Partners, L.P. , a Delaware limited partnership, and Edward S. Lampert. RBS Partners, L.P. and ESL Investments, Inc. are general partners of ESL Partners, L.P. ESL Investments, Inc. is the general partner of Acres Partners, L.P. RBS Investment Management, L.L.C., is the general partner of ESL Institutional Partners, L.P. RBS Partners, L.P., is the manager of ESL Investors, L.L.C. Mr. Lampert is the Chairman, Chief Executive Officer and a director of ESL Investments, Inc., and managing member of ESL Investment Management, LLC, and RBS Investment Management, LLC. In their respective capacities, each of the foregoing may be deemed to be the beneficial owner of the shares of AutoZone common stock beneficially owned by other members of the group. ESL Partners, L.P. is the record owner of 12,195,661 shares; ESL Institutional Partners, L.P. is the record owner of 71,771 shares; ESL Investors, L.L.C. is the record owner of 3,003,476 shares; Acres Partners, L.P. is the record owner of 5,875,557 shares; RBS Partners, L.P. is the record owner of 860,325 shares; and Mr. Lampert is the record owner of 22,150 shares. Each entity or person has the sole power to vote and dispose of the shares deemed beneficially owned by it. Mr. Ullyot is the Executive Vice President and General Counsel of ESL Investments, Inc.; however, Mr. Ullyot disclaims beneficial ownership of the shares owned by a group consisting of affiliates of ESL Investments, Inc., as reflected in the table above. The source of this information is a Form 4 filed with the Securities and Exchange Commission by ESL Investors, L.L.C. on August 3, 2007, reporting beneficial ownership as of August 1, 2007.

(2)	The source of this information is a Schedule 13G filed with the Securities and Exchange Commission by State Street Bank and Trust Company on August 10, 2007, reporting beneficial ownership as of June 30, 2007.

(3)	The source of this information is a Schedule 13G filed with the Securities and Exchange Commission by D.E. Shaw & Co., L.P. on June 22, 2007, reporting beneficial ownership as of June 12, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides a principles-based overview of AutoZone’s executive compensation program. It discusses our rationale for the types and amounts of compensation that our executive officers receive and how compensation decisions affecting these officers are made. It also discusses AutoZone’s total rewards philosophy, the key principles governing our compensation program, and the objectives we seek to achieve with each element of our compensation program.

What are the Company’s key compensation principles?

Pay for performance.  The primary emphasis of AutoZone’s compensation program is linking executive pay to business results and stockholder value. Base salary levels are intended to be competitive, but the more potentially valuable components of executive compensation are annual cash incentives, which depend on the achievement of pre-determined business goals, and to a greater extent, long-term compensation, which is based on the value of our stock.

Attract and retain talented AutoZoners.  The overall level and balance of compensation elements in our compensation program are designed to ensure that AutoZone can retain key executives and, when necessary, attract qualified new executives to the organization. We believe that a financially strong company which delivers solid stockholder results is the most important component of attracting and retaining executive talent.

What are the Company’s overall executive compensation objectives?

Drive high performance.  AutoZone sets challenging financial and operating goals, and a significant amount of an executive’s annual cash compensation is tied to these objectives and therefore “at risk” — payment is earned only if performance warrants it.

Drive long-term stockholder results.  AutoZone’s compensation program is intended to support long-term focus on stockholder results, so it emphasizes long-term rewards. At target levels, the majority of an executive officer’s total compensation package each year is the potential value of his or her stock options.

Who participates in AutoZone’s executive compensation programs?

The Chief Executive Officer and the other named executive officers, as well as the other senior executives comprising AutoZone’s Executive Committee, participate in the compensation program outlined in this Compensation Discussion and Analysis. The Executive Committee consists of the Chief Executive Officer and officers with the title of senior vice president or executive vice president. However, many elements of the compensation program also apply to other levels of AutoZone management. The intent is to ensure that management is motivated to pursue, and is rewarded for achieving, the same financial, operating and stockholder objectives.

What are the key elements of the company’s overall executive compensation program?

The table below summarizes the key elements of AutoZone’s executive compensation program and the objectives they are designed to achieve.

Pay Element	Description	Objectives
Base salary	• Annual fixed cash compensation.	• Attraction and retention.
• Recognize differences in relative size of positions as well as individual performance over the long term.

Annual cash incentive (bonus)
•     Annual variable pay tied to the achievement of key Company financial and operating objectives. FY07 and FY08 primary measures are:
  •   Earnings before interest and taxes, and
  •   Return on invested capital.
•   Actual payout depends on the results achieved. Potential payout is not capped; however, payout may be zero if threshold targets are not achieved.
•   The Compensation Committee may reduce payouts in its discretion when indicated by individual performance.
• Communicate key financial and operating objectives.
•   Drive high levels of performance by ensuring that executives’ total cash compensation is linked to achievement of financial and operating objectives.
• Support and reward consistent, balanced growth and returns performance (add value every year).

Stock options
•     Senior executives receive a mix of incentive stock options (ISOs) and non-qualified stock options (NQSOs).
•     All stock options are granted at fair market value on the grant date (discounted options are prohibited).
•     AutoZone’s stock option plan prohibits repricing and does not include a “reload” program.

•     Align long-term compensation with stockholder results. Opportunities for significant wealth accumulation by executives are tightly linked to stockholder returns.
•   ISOs provide an incentive to hold shares after exercise, thus increasing ownership and further reinforcing the tie to stockholder results.

Stock purchase plans
•     AutoZone maintains a broad-based employee stock purchase plan which is qualified under Section 423 of the Internal Revenue Code. The Employee Stock Purchase Plan allows AutoZoners to make quarterly purchases of AutoZone shares at 85% of the fair market value on the first or last day of the calendar quarter, whichever is lower.
•   The Company has implemented an Executive Stock Purchase Plan so that executives may continue to purchase AutoZone shares beyond the limit the IRS and the company set for the Employee Stock Purchase Plan.
• Allow all AutoZoners to participate in the growth of AutoZone’s stock. • Encourage ownership, and therefore alignment of executive and stockholder interests.

Pay Element	Description	Objectives
Retirement plans	The Company maintains a number of retirement plans:
•     401(k) defined contribution plan
•   Frozen defined benefit pension plan, and
• Non-qualified deferred compensation plan (including a frozen defined benefit restoration feature).	• Provide competitive executive retirement benefits.
•   The non-qualified plan enables executives to defer base and bonus earnings up to 25% of the total, independent of the IRS limitations set for the qualified 401(k) plan.
• The restoration component of the non-qualified plan allowed executives to accrue benefits that were not capped by IRS earnings limits.

Health and other benefits	Executives are eligible for a variety of benefits, including: • Medical, dental and vision plans; and • Life and disability insurance plans.	• Provide competitive benefits. • Minimize perquisites while ensuring a competitive overall rewards package.

Annual cash compensation.  Annual cash compensation consists of base salary and annual cash incentives (bonus).

Base Salary.  Salaries are determined within the context of a targeted total cash compensation level for each position. Base salary is a fixed portion of the targeted annual cash compensation, with the specific portion varying based on differences in the size, scope or complexity of the jobs as well as the tenure and performance level of incumbents in the positions. Points are assigned to positions using a job evaluation system developed by Hay Group, and AutoZone maintains salary ranges based on the job evaluations originally constructed with Hay Group’s help. These salary ranges are updated annually based on broad-based survey data; in addition to Hay Group survey data, AutoZone uses surveys published by Mercer and Hewitt Associates, among others, for this purpose. As discussed below, neither the Compensation Committee of the Board of Directors nor AutoZone management routinely engages independent compensation consultants for the purpose of setting individual executive pay levels or incentive targets.

AutoZone emphasizes pay for performance, so base salary ranges are structured to support the delivery of competitive total cash compensation (a combination of base salary and annual cash incentive) when AutoZone’s financial objectives are achieved. Therefore, base salary ranges are not established by reviewing external base salary information alone.

Annual Cash Incentive.  Executive officers and certain other employees are eligible to receive annual cash incentives (bonuses) each fiscal year based on the Company’s attainment of objectives set by the Compensation Committee at the beginning of the fiscal year. The annual cash incentive target for each position, expressed as a percentage of base salary, is based on both salary range and level within the organization. As a general rule, as an executive’s level of management responsibility increases, the portion of his or her total compensation dependent on Company performance as measured by business objectives increases.

Annual cash incentives for executive officers are paid pursuant to the AutoZone, Inc. 2005 Executive Incentive Compensation Plan (“EICP”), our performance-based short-term incentive plan. Pursuant to the Plan, the Compensation Committee establishes incentive objectives at the beginning of each fiscal year. For more information about the EICP, see Discussion of Plan-Based Awards Table on page 27.

The actual bonus amount paid depends on performance relative to the target objectives. A minimum pre-established goal must be met in order for any bonus award to be paid, and the bonus award as a percentage of annual salary will increase as the Company achieves higher levels of performance.

The incentive objectives for fiscal 2007 and fiscal 2008 were based on the achievement of specified levels of earnings before interest and taxes (“EBIT”) and return on invested capital (“ROIC”). The specific targets are tied to achievement of the Company’s operating plan for the fiscal year. In 2007, the target objectives were EBIT of $1,048.9 million and ROIC of 21.5%.

Because the EBIT and ROIC performance targets for 2008 are tied to achievement of our operating plan, we regard them as highly confidential and competitively sensitive. Disclosing the specific targets would result in competitive harm to the Company in that it would inform competitors as to the basis for future business decisions. Also, it has been AutoZone’s policy for a number of years not to give financial guidance to stock market analysts, and disclosure of the specific targets would violate that policy.

Our Board of Directors participates in the creation of challenging financial and operating plans to be achieved by management. The Compensation Committee sets the incentive targets each year based on these plans. There are no individual performance measures or other means by which executives may earn annual incentive awards if the financial results do not warrant payment. Over the last five years, annual cash incentive payouts have exceeded target three times and have been below target twice.

Effect of Performance on Total Annual Cash Compensation.  Because AutoZone emphasizes pay for performance, it is only when the Company exceeds its target objectives that an executive’s total annual cash compensation begins to exceed competitive market levels. Similarly, Company performance below target will cause an executive’s total annual cash compensation to drop below competitive market levels. As discussed below, AutoZone does not engage in strict benchmarking of compensation levels, i.e., we do not use specific data to support precise targeting of compensation, such as setting an executive’s base pay at the 50th percentile of an identified group of companies.

Stock options.  To emphasize achievement of long-term stockholder value, AutoZone’s executives receive a significant portion of their targeted total compensation in the form of stock options. Although stock options have potential worth at the time they are granted, they only confer actual value if AutoZone’s stock price appreciates between the grant date and the exercise date. For this reason, we believe stock options are the best long-term compensation vehicle to reward executives for creating stockholder value. We do not maintain any other long-term incentive plans for our executives. We want our executives to realize total compensation levels well above the market norm, because when they do, such success is the result of both achievement of Company financial objectives and strong stockholder returns.

In order to support and facilitate stock ownership by our executive officers, a portion of their annual stock option grant typically consists of Incentive Stock Options (“ISOs”). If an executive holds the stock acquired upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, he or she can receive favorable long-term capital gains tax treatment for all appreciation over the exercise price. ISOs have a term of ten years and vest in equal 25% increments on the first, second, third and fourth anniversaries of the grant date. They are granted at the fair market value on the date of grant as defined in the relevant stock option plan. There is a $100,000 limit on the aggregate grant value of ISOs that may become exercisable in any calendar year.

Because of the limitations on ISOs, most of the stock options granted to our officers and other employees are non-qualified stock options (“NQSOs”). In general, our NQSOs have terms of ten years and one day and vest in equal 25% increments on the first, second, third and fourth anniversaries of the grant date. They are granted at the fair market value on the date of grant as defined in the relevant stock option plan.

AutoZone does not grant discounted stock options, and our stock option plans prohibit repricing of previously granted options. AutoZone’s plans do not provide for the granting of “reload” options.

AutoZone grants stock options annually. Currently, the annual grants are reviewed and approved by the Compensation Committee in the meeting at which it reviews prior year results, determines incentive payouts, and takes other compensation actions affecting the named executive officers. The Compensation Committee has not delegated its authority to grant stock options; all grants are directly approved by the Compensation Committee. Option grant amounts are recommended to the Compensation Committee by the Chief Executive Officer, based on individual performance and the size and scope of the position held.

Newly promoted or hired officers may receive a grant shortly after their hire or promotion. As a general rule, new hire or promotional stock options are approved and effective on the date of a regularly scheduled meeting of the Compensation Committee. On occasion, these interim grants may be approved by unanimous written consent of the Compensation Committee. The grants are recommended to the Compensation Committee by the Chief Executive Officer based on individual circumstances (e.g., what may be required in order to attract a new executive). Internal promotional grants are prorated based on the time elapsed since the officer received a regular annual grant of stock options.

For more information about our stock option plans, see Discussion of Plan-Based Awards Table on page 27.

Stock purchase plans.  AutoZone maintains the Employee Stock Purchase Plan which enables all employees to purchase AutoZone common stock at a discount, subject to IRS-determined limitations. Based on IRS rules, we limit the annual purchases in the Employee Stock Purchase Plan to no more than $15,000, and no more than 10% of eligible (base and bonus or commission) compensation. To support and encourage stock ownership by our executives, AutoZone also established a non-qualified stock purchase plan. The Fourth Amended and Restated AutoZone, Inc. Executive Stock Purchase Plan (“Executive Stock Purchase Plan”) permits participants to acquire AutoZone common stock in excess of the purchase limits contained in AutoZone’s Employee Stock Purchase Plan. Because the Executive Stock Purchase Plan is not required to comply with the requirements of Section 423 of the Internal Revenue Code, it has a higher limit on the percentage of a participant’s compensation that may be used to purchase shares (25%) and places no dollar limit on the amount of a participant’s compensation that may be used to purchase shares under the plan.

The Executive Stock Purchase Plan operates in a similar manner to the tax-qualified Employee Stock Purchase Plan, in that it allows executives to defer after-tax base or bonus compensation (after making annual elections as required under Section 409A of the Internal Revenue Code) for use in making quarterly purchases of AutoZone common stock. Options are granted under the Executive Stock Purchase Plan each calendar quarter and consist of two parts: a restricted share option and an unvested share option. Shares are purchased under the restricted share option at 100% of the closing price of AutoZone stock at the end of the calendar quarter (i.e., not at a discount), and a number of shares are issued under the unvested share option at no cost to the executive, so that the total number of shares acquired upon exercise of both options is equivalent to the number of shares that could have been purchased with the deferred funds at a price equal to 85% of the stock price at the end of the quarter. The unvested shares are subject to forfeiture if the executive does not remain with the company for one year after the grant date. After one year, the shares vest, and the executive owes taxes based on the share price on the vesting date (unless a so-called 83(b) election was made on the date of grant).

The table below can be used to compare and contrast the stock purchase plans.

	Employee Stock Purchase Plan	Executive Stock Purchase Plan
Contributions	After tax, limited to lower of 10% of eligible compensation or $15,000	After tax, limited to 25% of eligible compensation

Discount	15% discount based on lowest price at beginning or end of the quarter	15% discount based on quarter-end price

Vesting	None; 1-year holding period	Shares granted to represent 15% discount restricted for 1 year; 1-year holding period for shares purchased at fair market value

Taxes — Individual	Ordinary income in amount of spread; capital gains for appreciation; taxed when shares sold	Ordinary income when restrictions lapse (83(b) election optional)

Taxes — Company	No deduction unless “disqualifying disposition”	Deduction when included in employee’s income

How does the Compensation Committee consider and determine executive and director compensation?

Chief Executive Officer.  The Compensation Committee establishes the compensation level for the Chief Executive Officer, including base salary and annual cash incentive compensation, and reviews and approves his stock option awards. The Chief Executive Officer’s compensation is reviewed annually by the Compensation Committee in conjunction with a review of his performance by the non-management directors, taking into account all forms of compensation, including base salary, annual cash incentive, stock option awards, and the value of other benefits received.

Other Executive Officers.  The Compensation Committee reviews and establishes base salaries for AutoZone’s executive officers other than the Chief Executive Officer based on each executive officer’s performance during the past fiscal year and on the recommendations of the Chief Executive Officer. The Compensation Committee approves the annual cash incentive amounts for the executive officers, which are determined by objectives established by the Compensation Committee at the beginning of each fiscal year as discussed above. The actual bonus amount paid depends on performance relative to the target objectives.

The Compensation Committee approves awards of stock options to many levels of management, including executive officers. Stock options are granted to executive officers upon initial hire or promotion, and thereafter are typically granted annually in accordance with guidelines established by the Compensation Committee as discussed above. The actual grant is determined by the Compensation Committee based on the guidelines and the performance of the individual in the position. The Compensation Committee considers the recommendations of the Chief Executive Officer.

What roles do the Chief Executive Officer and other executive officers play in the determination of executive compensation?

The Chief Executive Officer attends most meetings of the Compensation Committee and participates in the process by answering Compensation Committee questions about pay philosophy and by ensuring that the Compensation Committee’s requests for information are fulfilled. He also assists the Compensation Committee in determining the compensation of the executive officers by providing recommendations and input about such matters as individual performance, tenure, and size, scope and complexity of their positions. The Chief Executive Officer makes specific recommendations to the Compensation Committee concerning the compensation of his direct reports and other senior executives, including the executive officers. These recommendations usually relate to base salary increases and stock option grants. The Chief Executive Officer also recommends pay packages for newly hired executives. Management provides the Compensation Committee with data, analyses and perspectives on market trends and annually prepares information to assist the Compensation Committee in its consideration of such recommendations. Annual incentive awards are based on achievement of business objectives set by the Compensation Committee, but the Compensation Committee may exercise negative discretion, and if it does so, it is typically in reliance on the Chief Executive Officer’s assessment of an individual’s performance.

The Chief Executive Officer does not make recommendations to the Compensation Committee regarding his own compensation. The Senior Vice President, Human Resources has direct discussions with the Compensation Committee Chairman regarding the Compensation Committee’s recommendations on the Chief Executive Officer’s compensation; however, Compensation Committee discussions of specific pay actions related to the Chief Executive Officer are held outside his presence.

Does AutoZone use compensation consultants?

Neither AutoZone management nor the Compensation Committee hired compensation consultants during fiscal 2007. As discussed previously, AutoZone does not regularly engage consultants as part of our annual review and determination of executive compensation. Although historically we have hired consultants to provide services from time to time, it is not our usual practice. The Compensation Committee has authority, pursuant to its charter, to hire consultants of its selection to advise it with respect to AutoZone’s compensation programs, and it may also limit the use of the Compensation Committee’s compensation consultants by AutoZone’s management as it deems appropriate.

What are AutoZone’s peer group and compensation benchmarking practices?

AutoZone reviews publicly-available data from a peer group of companies to help us ensure that our overall compensation remains competitive. The peer group is currently composed of the 24 specialty retailers listed below, and includes our direct competitors as well as other companies which we believe are similar to AutoZone in such matters as customers, product lines, revenues and market capitalization. The peer group data we use is from proxy filings and other published sources — it is not prepared or compiled especially for AutoZone.

We periodically review the appropriateness of this peer group. It typically changes when such events as acquisitions and spin-offs occur.

ADVANCE AUTO PARTS INC	GENUINE PARTS CO	RADIOSHACK CORP
BARNES & NOBLE INC	HOME DEPOT INC	ROSS STORES INC
BED BATH & BEYOND INC	LIMITED BRANDS INC	SHERWIN WILLIAMS CO
BEST BUY CO INC	LOWE’S COMPANIES INC	STAPLES INC
BORDERS GROUP INC	O’REILLY AUTOMOTIVE INC	STARBUCKS CORP
CIRCUIT CITY STORES INC	OFFICE DEPOT INC	TJX COMPANIES INC
CSK AUTO CORP	PEP BOYS MANNY MOE & JACK	WILLIAMS SONOMA INC
GAP INC	PETSMART INC	ZALE CORP

We do not use information from the peer group or other published sources to set targets or make individual compensation decisions. AutoZone does not engage in “benchmarking,” such as targeting base salary at peer group median for a given position. Rather we use such data as context in reviewing AutoZone’s overall compensation levels and approving recommended compensation actions. Broad survey data and peer group information are just two elements that we find useful in maintaining a reasonable and competitive compensation program. Other elements that we consider are individual performance, Company performance, individual tenure, position tenure, and succession planning.

What is AutoZone’s policy concerning the tax deductibility of compensation?

The Compensation Committee considers the provisions of Section 162(m) of the Internal Revenue Code (the “Code”) which allows the Company to take an income tax deduction for compensation up to $1 million and for certain compensation exceeding $1 million paid in any taxable year to a “covered employee” as that term is defined in the Code. There is an exception for qualified performance-based compensation, and AutoZone’s compensation program is designed to maximize the tax deductibility of compensation paid to executive officers, where possible. Our EICP, discussed above, is a performance-based incentive plan designed to ensure deductibility of annual cash incentives. However, the Compensation Committee may authorize payments which are not deductible where it is in the best interests of AutoZone and its stockholders.

The following table outlines which plans or types of payments retain deductibility when the $1 million threshold is exceeded.

	Deductible	Not Deductible

Base salary		X
Executive Incentive Comp. Plan	X
Stock options	X
Executive Stock Purchase Plan		X

How is AutoZone complying with Section 409A of the Internal Revenue Code?

Section 409A of the Internal Revenue Code was created with the passage of the American Jobs Creation Act of 2004. These new tax regulations create strict rules related to non-qualified deferred compensation earned and vested on or after January 1, 2005. AutoZone has conducted a thorough assessment of all affected plans, and continues to take actions necessary to comply with the new requirements by the deadlines established by the Internal Revenue Service.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:
Theodore W. Ullyot, Chairman
N. Gerry House
W. Andrew McKenna
George R. Mrkonic, Jr.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee of the Board of Directors are listed above. Mr. Lampert served as a member of the Compensation Committee and chaired the Compensation Committee until he retired from the Board of Directors in December, 2006. The Committee is composed solely of independent, non-employee directors.

Summary Compensation Table

This table shows the compensation paid to the Principal Executive Officer, the Principal Financial Officer and our other three most highly paid executive officers (the “Named Executive Officers”).

							Change in
							Pension Value
							& Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)

William C. Rhodes III	2007	618,385	—	20,434	1,508,356	664,764	N/A	121,547	2,933,486
Chairman, President & Chief Executive Officer

William T. Giles	2007	433,231	25,000	—	726,216	279,434	N/A	269,650	1,733,531
Chief Financial Officer/ Executive Vice President, Finance, IT & Store Development

James A. Shea	2007	416,308	—	—	762,787	268,519	N/A	41,303	1,488,917
Executive Vice President, Merchandising, Marketing & Supply Chain

Harry L. Goldsmith	2007	359,154	—	—	762,942	231,655	N/A	54,390	1,408,141
Executive Vice President, General Counsel & Secretary

Robert D. Olsen	2007	382,539	—	—	669,623	246,738	N/A	42,116	1,341,016
Executive Vice President, Store Operations, Commercial & Mexico

(1)	Annual incentive awards were paid pursuant to the EICP and therefore appear in the “non-equity incentive plan compensation” column of the table. Mr. Giles’ bonus payment in this column reflects the second of two installments of his sign-on bonus.

(2)	Represents shares acquired pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” on page 17 for more information about this plan. See Note B, Share-Based Compensation, to our consolidated financial statements in our 2007 Annual Report for a description of the Executive

Stock Purchase Plan and the accounting and assumptions used in calculating expenses in accordance with SFAS 123(R).

(3)	The value of stock awards and option awards was determined as required by SFAS No. 123(R). There is no assurance that these values will be realized. See Note B, Share-Based Compensation, to our consolidated financial statements in our Annual Report on Form 10-K for the year ended August 25, 2007 for details on assumptions used in the valuation.

(4)	Bonus amounts were earned for the 2007 fiscal year pursuant to the EICP and were paid in October, 2007. See “Compensation Discussion and Analysis” on page 17 for more information about this plan.

(5)	Our defined benefit pension plans were frozen in December 2002, and accordingly, benefits do not increase or decrease. See the Pension Benefits table on page 30 for more information. We did not provide above-market or preferential earnings on deferred compensation.

(6)	All Other Compensation includes the following:

				Company
				Contributions to
	Perquisites		Tax	Defined	Life
	and Personal		Gross-	Contribution	Insurance
Name	Benefits(A)		ups	Plans(C)	Premiums	Other(D)

William C. Rhodes III	$71,093	(B)		$45,938	$4,516
William T. Giles	$267,222	(B)	$765		$1,663
James A. Shea	$17,481			$21,902	$1,920
Harry L. Goldsmith	$28,234			$17,459	$2,097	$6,600
Robert D. Olsen	$21,059			$18,960	$2,097

(A)	Perquisites and personal benefits for all Named Executive Officers include Company-provided home security system and/or monitoring services, airline club memberships and status upgrades, Company-paid executive physicals, Company-paid long-term disability insurance premiums, matching charitable contributions under the AutoZone Matching Gift Program, and premiums for participation in our executive medical plan. The executive medical plan was discontinued as of July 1, 2007.

(B)	The perquisites or personal benefits which exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for an executive officer are as follows:

Mr. Rhodes:  $50,000 in matching charitable contributions made under the AutoZone Matching Gift Program, under which executives may contribute to qualified charitable organizations and AutoZone provides a matching contribution to the charities in an equal amount, up to $50,000 in the aggregate for each executive officer annually.

Mr. Giles:  $253,728 in relocation expenses, including $2,128 in temporary living expense reimbursements. The remaining amount consists of $6,500 for repair and maintenance of Mr. Giles’ former home while it was on the market and a difference of $245,100 between the appraised value at which the Company purchased the home and the price at which it was ultimately sold.

(C)	Represents employer contributions to the AutoZone, Inc. 401(k) Plan and the AutoZone, Inc. Executive Deferred Compensation Plan.

(D)	Represents a transition payment to Mr. Goldsmith which the Company pays to certain individuals due to their age and service as of the date the AutoZone, Inc. Associates Pension Plan was frozen.

Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards granted to the Company’s Named Executive Officers during the 2007 fiscal year.

						All other
					All other	Option Awards:		Closing Price
		Estimated Possible Payments			Stock Awards:	Number of		on Date	Grant Date
		Under Nonequity Incentive			Number of	Securities	Exercise or	of Grant for	Fair Value of
	Equity	Plans(1)			Shares of	Underlying	Base Price of	Option Awards,	Stock and
	Plans	Threshold	Target	Maximum	Stock or Units	Options	Option Awards	if Different	Option Awards
Name	Grant Date	($)	($)	($)	(#)(2)	(#)(3)	($)	($)(4)	($)

William C. Rhodes III		311,750	623,500	N/A
	9/26/2006					43,500	103.44	104.15	1,325,972
	9/26/2006					1,500	103.44	104.15	45,723
	9/30/2006				7				723
	12/31/2006				158				18,258
	3/31/2007				6				769
	6/30/2007				5				683

William T. Giles		131,250	262,500	N/A
	9/26/2006					23,000	103.44	104.15	701,089
	9/26/2006					2,000	103.44	104.15	60,964

James A. Shea		126,450	252,900	N/A
	9/26/2006					23,000	103.44	104.15	701,089
	9/26/2006					2,000	103.44	104.15	60,964

Harry L. Goldsmith		109,350	218,700	N/A
	9/26/2006					23,500	103.44	104.15	716,330
	9/26/2006					1,500	103.44	104.15	45,723

Robert D. Olsen		121,350	242,700	N/A
	9/26/2006					23,500	103.44	104.15	716,330
	9/26/2006					1,500	103.44	104.15	45,723

(1)	Represents potential threshold, target and maximum incentive compensation for the 2007 fiscal year under the EICP. Amounts actually paid for the 2007 fiscal year are described in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The “threshold” is the minimum payment level under the EICP which is 50% of the target amount. There is no maximum. See “Compensation Discussion and Analysis” at page 17 and the discussion following this table for more information on the EICP.

(2)	Represents shares acquired pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” at page 17 and the discussion following this table for more information on the Executive Stock Purchase Plan.

(3)	Represents options awarded pursuant to the AutoZone, Inc. 1996 Stock Option Plan. See “Compensation Discussion and Analysis” at page 17 and the discussion following this table for more information on this plan.

(4)	Under the 1996 Stock Option Plan, stock option awards are made at the fair market value of common stock as of the grant date, defined as the closing price on the trading day previous to the grant date.

Discussion of Plan-Based Awards Table

Executive Incentive Compensation Plan.  The EICP is intended to be a performance-based compensation plan under Section 162(m) of the Internal Revenue Code. The Company’s executive officers, as determined by the Compensation Committee of the Board of Directors, are eligible to participate in the EICP. At the beginning of each fiscal year, the Compensation Committee establishes a goal, which may be a range from a minimum to a maximum attainable bonus, based on one or more of the following measures:

•	Earnings

•	Earnings per share

•	Sales

•	Market share

•	Operating or net cash flows

•	Pre-tax profits

•	Earnings before interest and taxes

•	Return on invested capital

•	Economic value added

•	Return on inventory

•	Gross profit margin

•	Sales per square foot

•	Comparable store sales

The EICP provides that the goal may be different for different executives. The goals can change annually to support our business objectives. After the end of each fiscal year, the Compensation Committee must certify the attainment of goals under the EICP and direct the amount to be paid to each participant in cash. See “Compensation Discussion and Analysis” on page 17 for more information about the EICP.

Executive Stock Purchase Plan.  The Executive Stock Purchase Plan permits participants to acquire AutoZone common stock in excess of the purchase limits contained in AutoZone’s Employee Stock Purchase Plan. Because the Executive Stock Purchase Plan is not required to comply with the requirements of Section 423 of the Internal Revenue Code, it has a higher limit on the percentage of a participant’s compensation that may be used to purchase shares (25%) and places no dollar limit on the amount of a participant’s compensation that may be used to purchase shares under the plan. For more information about the Executive Stock Purchase Plan, see “Compensation Discussion and Analysis” on page 17.

Stock Option Plan.  Stock options are awarded to many levels of management, including executive officers, to align the long-term interests of AutoZone’s management and our stockholders. The stock options shown in the table were granted pursuant to the Third Amended and Restated AutoZone, Inc. 1996 Stock Option Plan (“1996 Stock Option Plan”), which expired on October 21, 2006; future stock options will be granted under the AutoZone, Inc. 2006 Stock Option Plan. The plans are similar in operation and are collectively referred to as the “Stock Option Plans” in this discussion.

Both incentive stock options and non-qualified stock options, or a combination of both, can be granted under the Stock Option Plans. Incentive stock options have a term of ten years, and non-qualified stock options have a term of ten years and one day. Options granted during the 2007 fiscal year vest in one-fourth increments over a four-year period. All options granted under the Stock Option Plans have an exercise price equal to the fair market value of AutoZone common stock on the date of grant, which is defined in the Stock Option Plans as the closing price on the trading day previous to the grant date. Option repricing is expressly prohibited by the terms of the Stock Option Plans.

Each grant of stock options is governed by the terms of a Stock Option Agreement entered into between the Company and the executive officer at the time of the grant. The Stock Option Agreements provide vesting schedules and other terms of the grants in accordance with the Stock Option Plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding stock option awards under the 1996 Stock Option Plan and unvested shares under the Executive Stock Purchase Plan for the Company’s Named Executive Officers as of August 25, 2007:

	Option Awards				Stock Awards
					Number	Market
					of Shares	Value
	Number of Securities				of Stock	of Shares
	Underlying Unexercised		Option	Option	that	of Stock
	Options:		Exercise	Expiration	have	that have
Name	Exercisable	Unexercisable(1)	Price	Date	not Vested(2)	not Vested

William C. Rhodes III	10,000	0	$24.00	08/31/09
	37,000	0	$25.56	10/18/09
	2,000	0	$43.90	09/20/11
	18,000	0	$43.90	09/21/11
	2,000	0	$71.12	09/06/12
	38,000	0	$71.12	09/07/12
	18,900	6,300	$89.18	09/06/13
	1,350	450	$89.18	09/05/13
	15,000	15,000	$75.64	09/29/14
	25,000	25,000	$98.30	03/14/15
	250	750	$82.00	10/15/15
	12,250	36,750	$82.00	10/16/15
	0	1,500	$103.44	09/26/16
	0	43,500	$103.44	09/27/16
					7	$863
					158	$19,475
					6	$740
					5	$616
Totals	179,750	129,250			176	$21,694

William T. Giles	10,000	30,000	$89.76	06/07/16
	0	2,000	$103.44	09/26/16
	0	23,000	$103.44	09/27/16
Totals	10,000	55,000

James A. Shea	0	22,500	$75.64	09/29/14
	5,000	5,000	$86.55	04/08/15
	500	1,500	$82.00	10/15/15
	5,750	17,250	$82.00	10/16/15
	0	2,000	$103.44	09/26/16
	0	23,000	$103.44	09/27/16
Totals	11,250	71,250

	Option Awards				Stock Awards
					Number	Market
					of Shares	Value
	Number of Securities				of Stock	of Shares
	Underlying Unexercised		Option	Option	that	of Stock
	Options:		Exercise	Expiration	have	that have
Name	Exercisable	Unexercisable(1)	Price	Date	not Vested(2)	not Vested

Harry L. Goldsmith	7,500	0	$24.00	08/31/09
	2,000	0	$43.90	09/20/11
	18,000	0	$43.90	09/21/11
	2,000	0	$71.12	09/06/12
	24,000	0	$71.12	09/07/12
	24,900	8,300	$89.18	09/06/13
	1,350	450	$89.18	09/05/13
	15,000	15,000	$75.64	09/29/14
	5,000	5,000	$86.55	04/08/15
	250	750	$82.00	10/15/15
	5,375	16,125	$82.00	10/16/15
	0	1,500	$103.44	09/26/16
	0	23,500	$103.44	09/27/16
Totals	105,375	70,625

Robert D. Olsen	100,000	0	$24.94	04/24/10
	2,000	0	$43.90	09/20/11
	18,000	0	$43.90	09/21/11
	2,000	0	$71.12	09/06/12
	24,000	0	$71.12	09/07/12
	17,400	5,800	$89.18	09/06/13
	1,350	450	$89.18	09/05/13
	10,000	10,000	$75.64	09/29/14
	2,500	2,500	$86.55	04/08/15
	250	750	$82.00	10/15/15
	5,375	16,125	$82.00	10/16/15
	0	1,500	$103.44	09/26/16
	0	23,500	$103.44	09/27/16
Totals	182,875	60,625

(1)	Stock options vest in one-fourth increments over a four-year period. Both incentive stock options and non-qualified stock options have been awarded.

(2)	Represents shares acquired pursuant to unvested share options granted under the Executive Stock Purchase Plan. Such shares vest on the first anniversary of the date the option was exercised under the plan, and will vest immediately upon a participant’s termination of employment without cause or the participant’s death, disability or retirement.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding stock option exercises and vested stock awards for the Company’s Named Executive Officers during the fiscal year ended August 25, 2007:

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)

William C. Rhodes III	—	—	92	10,867
William T. Giles	—	—	—	—
James A. Shea	22,500	1,158,249	—	—
Harry L. Goldsmith	20,000	1,939,220	—	—
Robert D. Olsen	—	—	—	—

(1)	Represents shares acquired pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” on page 17 for more information about this plan.

PENSION BENEFITS

The following table sets forth information regarding pension benefits for the Company’s Named Executive Officers as of August 25, 2007:

			Present
		Number of	Value of	Payments
		Years of	Accumulated	During Last
		Credited	Benefit	Fiscal Year
Name	Plan Name	Service	($)(1)	($)

William C. Rhodes III	AutoZone, Inc. Associates Pension Plan	7	31,625	—
	AutoZone, Inc. Executive Deferred Compensation Plan		19,055	—

William T. Giles	N/A			—

James A. Shea	N/A			—

Harry L. Goldsmith	AutoZone, Inc. Associates Pension Plan	9	100,102	—
	AutoZone, Inc. Executive Deferred Compensation Plan		119,961	—

Robert D. Olsen	AutoZone, Inc. Associates Pension Plan	7	65,264	—
	AutoZone, Inc. Executive Deferred Compensation Plan		68,867	—

(1)	As the plan benefits were frozen as of December 31, 2002, there is no service cost and increases in future compensation levels no longer impact the calculations. The benefit of each participant is accrued based on a funding formula computed by our independent actuaries, Mercer. See Note I, Pension and Savings Plans, to our consolidated financial statements for a discussion of our assumptions used in determining the present value of the accumulated pension benefits.

Prior to January 1, 2003, substantially all full-time AutoZone employees were covered by a defined benefit pension plan, the AutoZone, Inc. Associates Pension Plan (the “Pension Plan”). The Pension Plan is a traditional defined benefit pension plan which covered full-time AutoZone employees who were at least 21 years old and had completed one year of service with the Company. The benefits under the Pension Plan were based on years of service and the employee’s highest consecutive five-year average compensation.

Compensation included total annual earnings shown on Form W-2 plus any amounts directed on a tax-deferred basis into Company-sponsored benefit plans, but did not include reimbursements or other expense allowances, cash or non-cash fringe benefits, moving expenses, non-cash compensation (regardless of whether it resulted in imputed income), long-term cash incentive payments, payments under any insurance plan, payments under any weekly-paid indemnity plan, payments under any long term disability plan, nonqualified deferred compensation, or welfare benefits.

AutoZone also maintained a supplemental defined benefit pension plan for certain highly compensated employees to supplement the benefits under the Pension Plan as part of our Executive Deferred Compensation Plan (the “Supplemental Pension Plan”). The purpose of the Supplemental Pension Plan was to provide any benefit that could not be provided under the qualified plan due to IRS limitations on the amount of salary that could be recognized in the qualified plan. The benefit under the Supplemental Pension Plan is the difference between (a) the amount of benefit determined under the Pension Plan formula but using the participant’s total compensation without regard to any IRS limitations on salary that can be recognized under the qualified plan, less (b) the amount of benefit determined under the Pension Plan formula reflecting the IRS limitations on compensation that can be reflected under a qualified plan.

In December, 2002, both the Pension Plan and the Supplemental Pension Plan were frozen. Accordingly, all benefits to all participants in the Pension Plan were fixed and could not increase, and no new participants could join the plans.

Annual benefits to the Named Executive Officers are payable upon retirement at age 65. Sixty monthly payments are guaranteed after retirement. The benefits will not be reduced by Social Security or other amounts received by a participant. The basic monthly retirement benefit is calculated as 1% of average monthly compensation multiplied by a participant’s years of credited service. Benefits under the Pension Plan may be taken in one of several different annuity forms. The actual amount a participant would receive depends upon the payment method chosen.

A participant in the Pension Plan is eligible for early retirement under the plan if he or she is at least 55 years old AND was either (a) a participant in the original plan as of June 19, 1976; or (b) has completed at least ten (10) years of service for vesting (i.e. years in which the participant worked at least 1,000 hours after becoming a Pension Plan participant). The early retirement date will be the first of any month after the participant meets these requirements and chooses to retire. Benefits may begin immediately, or the participant may elect to begin receiving them on the first of any month between the date he or she actually retires and the normal retirement date. If a participant elects to begin receiving an early retirement benefit before the normal retirement date, the amount of the accrued benefit will be reduced according to the number of years by which the start of benefits precedes the normal retirement date. Mr. Goldsmith is eligible for early retirement under the Pension Plan.

Messrs. Rhodes, Goldsmith, and Olsen are participants in the Pension Plan and the Supplemental Pension Plan. No named officers received payment of a retirement benefit in fiscal 2007.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding nonqualified deferred compensation for the Company’s Named Executive Officers as of and for the year ended August 25, 2007.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions in	Earnings in	withdrawals/	Balance at Last
		in Last FY	Last FY	Last FY	Distributions	FYE
Name	Plan	($)(1)	($)(2)	($)(3)	($)	($)

William C. Rhodes III	Executive Deferred Compensation Plan	215,895	38,209	157,007	—	1,096,046
William T. Giles	Executive Deferred Compensation Plan	4,189	—	8	—	4,197
James A. Shea	Executive Deferred Compensation Plan	137,241	16,725	35,020	—	349,806
Harry L. Goldsmith	Executive Deferred Compensation Plan	27,638	13,028	26,486	—	291,618
Robert D. Olsen	Executive Deferred Compensation Plan	28,723	13,022	11,559	—	193,294

(1)	Represents contributions by the Named Executive Officers under the AutoZone, Inc. Executive Deferred Compensation Plan (the “EDCP”). Such contributions are included under the appropriate “Salary” and “Non-Equity Incentive Plan Compensation” columns for the Named Executive Officers in the Summary Compensation Table.

(2)	Represents matching contributions by the Company under the EDCP. Such contributions are included under the “All Other Compensation” column for the Named Executive Officers in the Summary Compensation Table.

(3)	Represents the difference the aggregate balance at end of fiscal 2007 and the end of fiscal 2006, excluding (i) contributions made by the executive officer and the Company during fiscal 2007 and (ii) any withdrawals or distributions during fiscal 2007. None of the earnings in this column were included in the Summary Compensation Table because they were not preferential or above market.

Officers of the Company with the title of vice president or higher are eligible to participate in the EDCP after their first year of employment with the Company. The EDCP is a nonqualified plan that allows officers who participate in AutoZone’s 401(k) plan to make a pretax deferral of base salary and bonus compensation. Officers may defer up to 25% of base salary and bonus, minus deferrals under the 401(k) plan. The Company matches 100% of the first 3% of deferred compensation and 50% of the next 2% deferred. Participants may select among various mutual funds in which to invest their deferral accounts. Participants may elect to receive distribution of their deferral accounts at retirement or starting in a specific future year of choice before or after anticipated retirement (but not later than the year in which the participant reaches age 75). If a participant’s employment with AutoZone terminates other than by retirement or death, the account balance will be paid in a lump sum payment six months after termination of employment. There are provisions in the EDCP for withdrawal of all or part of the deferral account balance in the event of an extreme and unforeseen financial hardship.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our executive officers may receive certain benefits if their employment terminates under specified circumstances. These benefits derive from Company policies, plans, agreements and arrangements described below.

Severance Arrangement with Mr. Rhodes

In connection with his appointment as President and Chief Executive Officer in March, 2005, the Company agreed, among other things, that if Mr. Rhodes’ employment is terminated by the Company without cause, he will receive severance benefits consisting of an amount equal to 2.99 times his then-current base salary. In September 2007, the Compensation Committee of the Board of Directors determined that if Mr. Rhodes’ employment is terminated by AutoZone without cause, then in addition to the previously-approved severance benefit, he will receive a lump sum prorated share of any unpaid annual bonus incentive for periods during which he was employed, to be paid at the time such incentives are paid to similarly-situated executives, and AutoZone will pay the cost of COBRA premiums to continue his medical, dental and vision insurance benefits for up to 18 months to the extent such premiums exceed the amount Mr. Rhodes had been paying for such coverage during his employment. Mr. Rhodes will sign an agreement not to compete with AutoZone or solicit its employees for a three-year period after such termination.

Executive Severance Practices (Messrs. Giles and Shea)

It has been AutoZone’s practice to provide severance benefits to executive officers who do not have written employment agreements. As a general rule, executive officers whose employment is involuntarily terminated without cause and who sign an agreement with the Company waiving certain legal rights and agreeing to non-compete and non-solicitation clauses, receive severance benefits in the form of salary continuation for a period of time ranging from 12 months to 24 months, depending on their length of service:

Years of Service	Severance Period

0 — 1	12 months
1 — 5	18 months
Over 5	24 months

The executive officer also would receive a lump sum prorated share of his or her annual bonus incentive when such incentives are paid to similarly-situated executives.

Medical, dental and vision insurance benefits generally continue through the severance period up to a maximum of 18 months, with the Company paying the cost of COBRA premiums to the extent such premiums exceed the amount the executive had been paying for such coverage. An appropriate level of outplacement services may be provided based on individual circumstances.

Employment Agreements (Messrs. Goldsmith and Olsen)

Most of AutoZone’s executive officers do not have employment agreements. However, Mr. Goldsmith and Mr. Olsen have employment agreements, dated 1999 and 2000, respectively, which continue until terminated either by the executive or by AutoZone. If the agreement is terminated by AutoZone for cause, or by the executive for any reason, the executive will cease to be an employee, and will cease to receive salary, bonus, and other benefits. If the agreement is terminated by AutoZone without cause, Mr. Goldsmith will remain an employee for three years after the termination date, and Mr. Olsen will remain an employee for two years after the termination date (each, a “Continuation Period”). Each executive will continue to receive his then-current salary and other benefits of an employee, and will receive a prorated bonus for the fiscal year in which he was terminated, but no bonuses thereafter. Each executive’s stock options will continue to vest and may be exercised in accordance with the respective stock option agreements until the end of his Continuation Period, after which further stock option exercises and vesting will be governed by the terms of the respective stock option agreements. If either executive is terminated from his position by AutoZone or by the executive for reasons other than a change in control, then the executive will be prohibited from competing against AutoZone or hiring AutoZone employees during his Continuation Period. “Cause” is defined in each agreement as the willful engagement by the executive in conduct which is demonstrably or materially injurious to AutoZone, monetarily or otherwise. No act or failure to act by the employee will be considered “willful” unless done, or omitted to be done, by the employee not in good faith and without reasonable belief that his action or omission was in the best interest of AutoZone. “Change in control” in each agreement means either the acquisition of a majority of our voting securities by or the sale of substantially all of our assets to a non-affiliate of the company.

Equity Plans

All outstanding, unvested options granted pursuant to the Stock Option Plans, including those held by all the Named Executive Officers, will vest immediately upon the option holder’s death pursuant to the terms of the stock option agreements.

Unvested share options under our Executive Stock Purchase Plan, which normally are subject to forfeiture if a participant’s employment terminates prior to the first anniversary of their acquisition, will vest immediately if the termination is by reason of the participant’s death, disability, termination by the Company without cause, or retirement on or after the participant’s normal retirement date. The Plan defines “disability, “cause,” and “normal retirement date.”

Life Insurance

AutoZone provides all salaried employees in active full-time employment in the United States a company-paid life insurance benefit in the amount of two times annual earnings. “Annual earnings” exclude stock options but include salary and bonuses received. Additionally, salaried employees are eligible to purchase additional life insurance. The maximum benefit of the company-paid and the additional coverage combined is $5,000,000. All of the Named Executive Officers are eligible for this benefit.

Disability Insurance

All full-time officers at the level of vice president and above are eligible to participate in two executive long-term disability plans. Accordingly, AutoZone purchases individual disability policies for its executive officers that pay 70% of the first $7,143 of insurable monthly earnings in the event of disability. Additionally, the executive officers are eligible to receive an executive long-term disability plan benefit in the amount of 70% of the next $35,714 of insurable monthly earnings to a maximum benefit of $25,000 per month. AutoZone purchases insurance to cover this plan benefit. These two benefits combined provide a maximum benefit of $30,000 per month. The benefit payment for these plans may be reduced by deductible sources of income and disability earnings. Mr. Goldsmith is only covered under the group long-term disability program, under which he is eligible to receive 70% of monthly earnings to a maximum benefit of $30,000 per month.

The following table shows the amounts that the Named Executive Officers would have received if their employment had been involuntarily terminated on August 25, 2007. This table does not include amounts related to the Named Executive Officers’ vested benefits under our deferred compensation and pension plans or pursuant to stock option awards, all of which are described in the tables above.

	Voluntary or	Involuntary
	for Cause	Termination Not	Change in			Normal
	Termination	for Cause	Control	Disability	Death	Retirement
Name	($)	($)	($)	($)	($)	($)

William C. Rhodes, III(1)
Severance Pay	—	1,864,265	—	—	—	—
Bonus	—	664,764	—	664,764	664,764	664,764
Benefits Continuation	—	9,213	—	—	1,919	—
Unvested Stock Options	—	—	—	—	4,007,490	—
Unvested Stock Awards	—	21,694	—	21,694	21,694	21,694
Disability Benefits	—	—	—	8,333,857	—	—
Life Insurance Benefits	—	—	—	—	2,352,000	—
Total	—	2,559,936	—	9,020,315	7,047,867	686,458

William T. Giles(2)
Severance Pay	—	656,250	—	—	—	—
Bonus	—	279,434	—	279,434	279,434	279,434
Benefits Continuation	—	10,377	—	—	1,919	—
Unvested Stock Options	—	—	—	—	1,500,500	—
Disability Benefits	—	—	—	5,480,988	—	—
Life Insurance Benefits	—	—	—	—	866,000	—
Total	—	946,061	—	5,760,422	2,647,853	279,434

James A. Shea(2)
Severance Pay	—	632,250	—	—	—	—
Bonus	—	268,519	—	268,519	268,519	268,519
Benefits Continuation	—	6,594	—	—	991	—
Unvested Stock Options	—	—	—	—	2,524,125	—
Disability Benefits	—	—	—	1,087,266	—	—
Life Insurance Benefits	—	—	—	—	1,000,000	—
Total	—	907,363	—	1,355,785	3,793,635	268,519

Harry L. Goldsmith(3)
Salary Continuation	—	1,093,500	—	—	—	—
Bonus	—	231,655	—	231,655	231,655	231,655
Benefits Continuation	—	12,023	—	—	1,981	—
Unvested Stock Options	—	2,263,938	—	—	2,387,813	—
Disability Benefits	—	—	—	3,594,103	—	—
Life Insurance Benefits	—	—	—	—	1,092,000	—
Total	—	3,601,116	—	3,825,758	3,713,449	231,655

Robert D. Olsen(3)
Salary Continuation	—	809,000	—	—	—	—
Bonus	—	246,738	—	246,738	246,738	246,738
Benefits Continuation	—	12,283	—	—	1,919	—
Unvested Stock Options	—	1,492,900	—	—	1,972,738	—
Disability Benefits	—	—	—	3,963,333	—	—
Life Insurance Benefits	—	—	—	—	1,092,000	—
Total	—	2,560,921	—	4,210,071	3,313,395	246,738

(1)	Severance Pay, Bonus and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflects the terms of Mr. Rhodes’ severance arrangement described above, including the features approved by the Compensation Committee in September 2007. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death. Unvested stock awards are share options under the Executive Stock Purchase Plan, which vest upon involuntary termination not for cause, disability, death or normal retirement. Bonus is shown at actual bonus amount for the 2007 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Upon disability, death or normal retirement, a prorated bonus is paid in accordance with Company policy. Disability Benefits are benefits under Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.

(2)	Severance Pay, Bonus and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflect payments to Mr. Giles and Mr. Shea under the executive severance practice described above. Bonus is shown at actual bonus amount for the 2007 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Upon disability, death or normal retirement, a prorated bonus is paid in accordance with Company policy. Benefits Continuation refers to medical, dental and vision benefits. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death. Disability Benefits are benefits under Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.

(3)	Salary Continuation, Bonus and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflect payments to Mr. Goldsmith and Mr. Olsen under the terms of their respective employment agreements described above. Bonus is shown at actual bonus amount for the 2007 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Upon disability, death or normal retirement, a prorated bonus is paid in accordance with Company policy. Benefits Continuation refers to medical, dental and vision benefits. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death. Messrs. Goldsmith’s and Olsen’s employment agreements provide that stock options continue to vest during the salary continuation period (3 years for Mr. Goldsmith and 2 years for Mr. Olsen). Disability Benefits are benefits under Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.

Related Party Transactions

Our Board of Directors has adopted a Related Persons Transaction Policy (the “Policy”) which requires the Audit Committee of the Board to review and approve or ratify all Related Person Transactions. The Audit Committee is to consider all of the available relevant facts and circumstances of each transaction, including but not limited to the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties generally. Related Person Transactions must also comply with the policies and procedures specified in our Code of Ethics and Business Conduct and Corporate Governance Principles described below.

The Policy also requires disclosure of all Related Person Transactions that are required to be disclosed in AutoZone’s filings with the Securities and Exchange Commission, in accordance with all applicable legal and regulatory requirements.

A “Related Person Transaction” is defined in the Policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) that occurred since the beginning of the Company’s most recent fiscal year in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest. “Related Persons” include a director or executive officer of the Company, a nominee to become a director of the Company, any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Our Board has also adopted a Code of Business Conduct (the “Code of Conduct”) that applies to the Company’s directors, officers and employees. The Code of Conduct prohibits directors and executive officers from engaging in activities that create conflicts of interest, taking corporate opportunities for personal use or competing with the Company, among other things. Additionally, our Corporate Governance Principles require each director who is faced with an issue that presents, or may give the appearance of presenting, a conflict of interest to disclose that fact to the Chairman of the Board and the Corporate Secretary, and to refrain from participating in discussions or votes on such issue unless a majority of the Board determines, after consultation with counsel, that no conflict of interest exists as to such matter.

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders

Our stockholders have approved the 1996 Stock Option Plan, the Employee Stock Purchase Plan, the Executive Stock Purchase Plan, the Director Compensation Plan, the Director Stock Option Plan and the AutoZone, Inc. 2006 Stock Option Plan.

Equity Compensation Plans Not Approved by Stockholders

The AutoZone, Inc. Second Amended and Restated Director Compensation Plan and the AutoZone, Inc. Fourth Amended and Restated 1998 Director Stock Option Plan were approved by the Board, but were not submitted for approval by the stockholders as then permitted under the rules of the New York Stock Exchange. Both of these plans were terminated in December 2002 and were replaced by the Director Compensation Plan and the Director Stock Option Plan, respectively, after the stockholders approved them. No further grants can be made under the terminated plans. However, any grants made under these plans will continue under the terms of the grant made. Only treasury shares are issued under the terminated plans.

Under the Second Amended and Restated Director Compensation Plan, a non-employee director could receive no more than one-half of the annual retainer and meeting fees immediately in cash, and the remainder of the fees were taken in common stock or deferred in stock appreciation rights.

Under the Fourth Amended and Restated 1998 Director Stock Option Plan, on January 1 of each year, each non-employee director received an option to purchase 1,500 shares of common stock, and each non-employee director who owned common stock worth at least five times the annual fee paid to each non-employee director on an annual basis received an additional option to purchase 1,500 shares of common stock. In addition, each new director received an option to purchase 3,000 shares upon election to the Board of Directors, plus a portion of the annual directors’ option grant prorated for the portion of the year actually served in office. These stock option grants were made at the fair market value as of the grant date.

Summary Table

The following table sets forth certain information as of August 25, 2007, with respect to compensation plans under which shares of AutoZone common stock may be issued.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to		Equity Compensation
	be Issued Upon Exercise	Weighted Average	Plans (Excluding
	of Outstanding	Exercise Price of	Securities Reflected
	Options, Warrants and	Outstanding Options,	in the
Plan Category	Rights	Warrants and Rights	First Column)

Equity Compensation plans approved by security holders	2,922,005	$79.85	5,612,434
Equity compensation plans not approved by securities holders	56,083	$42.96	0
Total	2,978,088	$79.16	5,612,434

Section 16(a) Beneficial Ownership Reporting Compliance

Securities laws require our executive officers, directors, and beneficial owners of more than ten percent of our common stock to file insider trading reports (Forms 3, 4, and 5) with the Securities and Exchange Commission and the New York Stock Exchange relating to the number of shares of common stock that they own, and any changes in their ownership. To our knowledge, all persons related to AutoZone that are required to file these insider trading reports have filed them in a timely manner. Copies of the insider trading reports can be found on the AutoZone corporate website at www.autozoneinc.com.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholder proposals for inclusion in the Proxy Statement for the Annual Meeting in 2008 must be received by June 27, 2008. In accordance with our Bylaws, stockholder proposals received after August 14, 2008, but by September 13, 2008, may be presented at the Meeting, but will not be included in the Proxy Statement. Any stockholder proposal received after September 13, 2008, will not be eligible to be presented for a vote to the stockholders in accordance with our Bylaws. Any proposals must be mailed to AutoZone, Inc., Attention: Secretary, Post Office Box 2198, Dept. 8074, Memphis, Tennessee 38101-2198.

ANNUAL REPORT

A copy of our Annual Report is being mailed with this Proxy Statement to all stockholders of record.

By order of the Board of Directors,

Harry L. Goldsmith
Secretary

Memphis, Tennessee
October 22, 2007

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 12, 2007.
Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [x]
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
This proxy when properly executed will be voted in the manner directed below. If no direction is made, this proxy will be voted FOR the election of the directors nominated by the Board of Directors and FOR proposal 2.
A Election of Directors
1. Election of Directors:For WithholdFor WithholdFor Withhold
01 — Charles M. Elson[ ] [ ]02 — Sue E. Gove[ ] [ ]03 — Earl G. Graves, Jr.[ ] [ ]
04 — N. Gerry House[ ] [ ]05 — J. R. Hyde, III[ ] [ ]06 — W. Andrew McKenna[ ] [ ]
07 — George R. Mrkonic, Jr.[ ] [ ]08 — William C. Rhodes, III[ ] [ ]09 — Theodore W. Ullyot[ ] [ ]
B Issues For Against Abstain 2.Ratification of Ernst & Young LLP as independent registered public accounting firm for the 2008 fiscal year.[ ] [ ] [ ]
3.In the discretion of the proxies named herein, upon such other matters as may properly come before the meeting.
C Non-Voting Items Change of Address - Please print new address below.Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. [ ] D Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — AutoZone, Inc.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS
I hereby appoint Harry L. Goldsmith and Rebecca W. Ballou, and each of them, as proxies, with full power of substitution to vote all shares of common stock of AutoZone, Inc., which I would be entitled to vote at the Annual Meeting of AutoZone, Inc., to be held at the J. R. Hyde III Store Support Center, 123 South Front Street, Memphis, Tennessee, on Wednesday, December 12, 2007, at 8:30 a.m. CST, and at any adjournments, on items 1 and 2 as I have specifie d, and in their discretion on other matters as may come before the meeting.
This proxy when properly executed will be voted in the manner directed below. If no direction is made, this proxy will be voted FOR the election of the directors nominated by the Board of Directors and FOR proposal 2.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE